
                                                       Thirteen Weeks Ended               Thirty-Nine Weeks Ended
                                                   March 28,          March 29,         March 28,        March 29,
                                                     1997               1996              1997             1996
                                                                 (000's omitted, except per share data)


PRIMARY
Weighted Average Shares Outstanding                    9,548            9,577            9,590             9,543

Net effect of dilutive stock
 options-based on the
 treasury stock method using
 average market price                                    158              248              157               332
                                                     --------         -------          -------           -------
     Total                                             9,706            9,825            9,747             9,875


Net income                                         $     164        $   1,362        $   1,259         $   4,689


Net income per share                               $    0.02        $    0.14        $    0.13         $    0.47


FULLY DILUTED
Weighted Average Shares Outstanding                    9,548            9,577            9,590             9,543

Net effect of dilutive  stock  options-based
 on the treasury stock method using the
 greater of the average market price or
 period end market price                                 158              248              157               332
                                                     --------         -------          -------           -------
     Total                                             9,706            9,825            9,747             9,875


Net income                                         $     164        $   1,362        $   1,259         $   4,689


Net income per share                               $    0.02        $    0.14        $    0.13         $    0.47
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